ADDENDUM A-I

Merit Tactical Treasury Fund II

No-Load Shares

ADDENDUM B-I

FUND ACCOUNTING FEE SCHEDULE

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month.  Partial months are not prorated.

SERVICE FEES PER FUND:

The Trust shall pay GFS within ten (10) days after receipt of an invoice from GFS, usually sent at the beginning of each month, a base annual fee plus a basis point fee after the first $___ Million in assets, plus out-of-pocket expenses, as follows:

$____ minimum + $____ for each additional class

___ basis points on $___ Million to $___ Million

___ basis point on assets greater than $___ Million

Plus out of pockets

(The above fee schedule will remain in place for a period of 3 years.)

All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff……$____/hour

GFS Junior Staff…….$____/hour

MIS Staff……………$____/hour

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B

FEES AND EXPENSES

OUT-OF-POCKET EXPENSES:

1.   The out-of-pocket charge for equity and bond price quotes will be equal to the charge made to GFS by the provider of such quotes.

$___ Domestic and Canadian Equities

$___ Options

$___ Corp/Gov/Agency Bonds

$___ CMO’s

$___ International Equities and Bonds

$___ Municipal Bonds

$___ Money Market Instruments

2.   The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

3.   Global fund accounting fees, defined as funds processing more than 25% in non-domestic assets, are charged at 150% of the above fees (base fee as well as basis point fee).

4.   There is an additional charge of $___ per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

5.   Pro rata portion of annual SAS 70 review.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Accounting Service Agreement dated December 7, 2004, this __ day of ____________, 2005

 MERIT ADVISORS INVESTMENT TRUST          GEMINI FUND SERVICES, LLC

 By:______________________________        By:____________________________

       J. Paul Cunningham, President                                       Michael J. Wagner, President